PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(b)(3) AND (c)
(TO PROSPECTUS DATED AUGUST 5, 1998         REGISTRATION STATEMENT NO. 333-48021
AND THE PROSPECTUS SUPPLEMENTS THERETO
DATED NOVEMBER 16, 1998 AND MARCH 12, 1999)


                                   GENUS, INC.
                          -------------------------------

          COMMON STOCK, NO PAR VALUE ISSUABLE UPON EXERCISE OF WARRANTS
                          -------------------------------

         This Prospectus Supplement ("Supplement") relates to the resale by certain security holders named herein (the "Selling Security Holders") of an indefinite number of shares (the "Shares") of the Common Stock, no par value (the "Common Stock") of Genus, Inc., a California corporation ("Genus" or the "Company"), which may be issued upon exercise of certain warrants (the "Warrants") to purchase Common Stock. The Company sold Series A Convertible Preferred Stock (the "Series A Stock") and the Warrants to the Selling Security Holders in a private transaction on February 12, 1998. On July 30, 1998, the Company redeemed a portion of the Series A Stock and issued
Series B Convertible Preferred Stock (the "Series B Stock") to the Selling Security Holders in exchange for the outstanding unredeemed Series A Stock. The resale of the Common Stock covered by this Prospectus Supplement was registered pursuant to a post-effective amendment to Registration Statement No. 333-48021 (the "Registration Statement"), effective August 5, 1998. This Supplement should be read in conjunction with the Prospectus dated August 5, 1998 (the "Prospectus") contained within such Registration Statement and the Prospectus Supplements thereto dated November 16, 1998 and March 12, 1999, to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         The Warrants are exercisable at any time until February 11, 2001 for 300,000 shares of Common Stock at a price of $3.67 per share and for 100,000 shares at a price of $4.50 per share.

         The Company's Common Shares are traded on The Nasdaq National Market under the symbol "GGNS."

         Based upon information provided to the Company, the following table sets forth certain information with respect to the current beneficial ownership by the Selling Security Holders of shares of the Company's Common Stock. The Securities offered by this Prospectus Supplement consist of Common Stock which will be acquired by the Selling Security Holders upon exercise of the Warrants.

         The Company was required to register at least 1,676,877 shares of Common Stock (which included 49,868 shares of Common Stock as dividends on the Series B Stock even though none of that amount was ultimately required to be issued by the Company as dividends). As of April 5, 2000, the Company would be required to issue an aggregate of 400,000 shares of Common Stock upon exercise of the Warrants. The Selling Security Holders named below may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                                                             MAXIMUM                            SHARES
                                                            NUMBER OF                           OWNED
                                                           SHARES THAT         SHARES           AFTER
                NAME                                       MAY BE SOLD        OFFERED         OFFERING(1)
----------------------------------------------------    -----------------   -------------    ----------------
SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.(2)                        0                0               0
c/o Cavallo Capital
Tom Waugh
505 Park Avenue, 19th Floor
New York, NY 10022

STRONG RIVER INVESTMENTS, INC.(3)                              150,000          150,000               0
c/o Cavallo Capital
Tom Waugh
505 Park Avenue, 19th Floor
New York, NY 10022

WESTOVER INVESTMENTS L.P. (4)                                   48,000           48,000               0
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201

MONTROSE INVESTMENTS, LTD.(5)                                   72,000           72,000               0
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201

                                                             MAXIMUM                            SHARES
                                                            NUMBER OF                           OWNED
                                                           SHARES THAT         SHARES           AFTER
                NAME                                       MAY BE SOLD        OFFERED         OFFERING(1)
----------------------------------------------------    -----------------   -------------    ----------------
BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.(6)                         0                0               0
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY 10019

BROWN SIMPSON STRATEGIC GROWTH FUND, LTD.(7)                         0                0               0
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY 10019

Brown Simpson ORD Investments, LLC(8)                           30,000           30,000               0
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY 10019

CIBC OPPENHEIMER CORP.                                         100,000          100,000               0
Matthew J. Maryles
200 Liberty Street, 7th Floor
New York, NY 10281

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(1)  Assumes all shares offered by the Prospectus are sold and no beneficially owned shares are sold other than by this Prospectus.

(2) Southbrook International Investments, Ltd. sold 627,009 shares of Common Stock issued upon conversion of 2,000 shares of Series A Stock and 13,000 shares of Series B Stock and transferred, without consideration, its Warrant to Purchase 150,000 shares of Common Stock to Strong River Investments, Inc.

(3) Strong River Investments, Inc. received its Warrant by transfer, without consideration, from Southbrook International Investments, Ltd.

(4)  Westover Investments L.P. redeemed all of its 4,800 shares of Series B
     Stock.

(5)  Montrose Investment, Ltd. redeemed all of its 7,200 shares of Series B
     Stock.

(6) Brown Simpson Strategic Growth Fund, L.P. sold 24,000 shares of Common Stock issued upon conversion of 600 shares of Series B Stock and transferred, without consideration, its Warrant to Purchase 7,500 shares of Common Stock to Brown Simpson ORD Investments, LLC.

(7) Brown Simpson Strategic Growth Fund, Ltd. sold 96,000 shares of Common Stock issued upon conversion of 2,400 shares of Series B Stock and transferred, without consideration, its Warrant to Purchase 22,500 shares of Common Stock to Brown Simpson ORD Investments, LLC.

(8) Brown Simpson ORD Investments, LLC received its Warrants by transfer, without consideration, from Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd.

         No Selling Security Holder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years other than CIBC Oppenheimer Corp., which received a finder's fee in connection with the sale of the Series A Stock and Warrants.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 5, 2000.